Exhibit 99.1

Autoliv elects two new members to its Board of Directors

(Stockholm, Sweden, March 2, 2018) – Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb), the worldwide leader in automotive safety systems, announces that it has added two new members to its Board of Directors, effective today.

On March 2, 2018, Autoliv announced that its Board of Directors appointed Mr. Hasse Johansson and Mr. Thaddeus “Ted” Senko as independent directors to the Autoliv Board, effective today. With the addition of Mr. Johansson and Mr. Senko, Autoliv has expanded its Board size from nine to eleven directors.

Mr. Johansson currently serves on the boards of Swedish public companies Electrolux AB and DevPort AB and on the boards of a number of other private Swedish industrial and engineering companies. Mr. Johansson served from 2001 to 2009 as the Executive Vice President of Research & Development at Scania, a major automotive industry manufacturer of heavy trucks, buses and other commercial vehicles. Since 2010, Mr. Johansson has been managing director of Johansson Teknik & Form, a company which he also founded. Mr. Johansson holds a master of science in electrical engineering from Chalmers University of Engineering in Gothenburg, Sweden. He holds more than 20 patents in combustion engine control and automotive electronics.

Mr. Senko had an extensive career at KPMG LLP from 1978 to 2017, providing enterprise risk management, compliance and audit services to various public companies. At KPMG, he served as Audit Partner and SEC Reviewing Partner for eight years, Chief Audit Executive for four years, Global and National Partner in Charge of Internal Audit, Risk & Compliance Services for eight years and Global Engagement Partner and Client Services Partner for seven years. Mr. Senko served on the board of directors of Duquesne University from 2007 to 2016, chairing the Audit and Finance Committee and serving on the Executive and University Advancement Committee. Mr. Senko continues to serve on the university’s Business Advisory Council. He holds a bachelor’s degree in business administration from Duquesne University.

“As part of the ongoing spin-off process we have been working long and hard to identify strong director candidates and are pleased to now welcome Hasse and Ted, who each bring valuable capabilities and perspectives to Autoliv,” said Jan Carlson, Chairman, President and CEO of Autoliv, Inc. “Hasse’s prolific technical background in automotive and other industries, combined with extensive board experience, make him a strong addition to the Board. And Ted’s financial, regulatory and risk expertise, experience in various auditing leadership roles, and exposure to a wide variety of large audit clients will make him a key addition as well. We warmly welcome Hasse and Ted to the Board, and we look forward to their guidance and counsel as we make further progress in preparation for the spin-off of our Electronics business.”

Mr. Johansson and Mr. Senko each were appointed for a term expiring at the 2018 Annual General Meeting of Stockholders on May 8, 2018. Mr. Johansson and Mr. Senko have each been nominated by the Board of Directors for re-election to the Board at the 2018 Annual General Meeting of Stockholders.

Inquiries:

Thomas Jönsson, Group Vice President, Corporate Communications.    Tel +46 (0)8 5872 0627

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the contact person set out above, at 16:00 CET on March 2, 2018.

Autoliv Inc. Box 70381, 107 24 Stockholm, Sweden Visiting address: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm Phone: +46 (0)8 587 20627 E-mail: thomas.jonsson@autoliv.com	Autoliv North America 26545 American Drive Southfield, MI 48034, USA Phone: +1 (248) 794 4537 E-mail: ray.pekar@autoliv.com

About Autoliv

Autoliv, Inc. is the worldwide leader in automotive safety systems, and through its subsidiaries develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has around 73,000 employees in 27 countries. In addition, the Company has 23 technical centers in nine countries around the world, with 19 test tracks, more than any other automotive safety supplier. Sales in 2017 amounted to about US $10.4 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on Nasdaq Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements, including general economic conditions and fluctuations in the global automotive market. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Autoliv Inc.

Box 70381, 107 24 Stockholm,

111 64 Stockholm, Sweden

Visiting address: World Trade Center,

Klarabergsviadukten 70, B7, 111 64 Stockholm

Phone: +46 (0)8 58720627

E-mail: thomas.jonsson@autoliv.com

Autoliv North America 26545 American Drive Southfield, MI 48034, USA Phone: +1 (248) 794 4537 E-mail: ray.pekar@autoliv.com